Exhibit 10.u

December 27, 2017

Lucy Clark Dougherty

Dear Lucy:

On behalf of Polaris Industries Inc. (“Polaris” or “Company”), I am pleased to offer you the position of Senior Vice President, General Counsel, Compliance Officer and Secretary.

I.	Title and reporting relationship
Your title is Senior Vice President, General Counsel, Compliance Officer and Secretary. You will report to Scott Wine, Chairman & Chief Executive Officer.

II.	Date of Employment
Your employment date will be January 29, 2018. Your employment date will be the effective date for cash incentives and equity awards as set forth below.

III.	Base Salary
Your annual base salary will be $450,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Your first salary review will be in January of 2019. Any changes will be effective April 1, 2019.

IV.	Cash Incentive Compensation
You will be a “B1” Level under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target payout for the Senior Executive Annual Incentive Plan will be 80% of eligible earnings paid during a year, subject to adjustments by the Compensation Committee of the Board of Directors.

You will first become eligible for the Senior Executive Annual Incentive Plan for the 2018 plan year, to be paid in 2019.

V.	Sign-on Bonus
You will receive a $350,000 lump sum bonus to be paid as soon as administratively feasible following your start date. In the event that you do not receive your 2017 bonus payment from your current employer, you will receive an additional lump sum equal in value to that forfeited payment.

In the event of your voluntary termination of employment without Good Reason (as defined under the severance agreement) within twenty-four (24) months from the start of your employment, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis, determined at the rate of 1/24th of the signing bonus amount for each uncompleted full month of employment.

VI.	Long Term Incentive Plan

You will begin participation in the long term incentive program in 2018. The long term incentive program may consist of any combination of restricted stock units, stock options, and/or performance-based restricted stock units. Your total long term incentive (“LTI”) target, the award mix, and any related performance metrics are determined each year by the Compensation Committee during the January meeting. For 2018, we guarantee an LTI equity grant valued at least $1 million on the date of grant.

These awards are subject to all terms and conditions of the award agreements and the Polaris Industries Inc. 2007 Omnibus Incentive Plan (the “Omnibus Plan”).

VII.	Restricted Stock Units
You will be granted restricted stock units on your start date with value equal to $3,375,000. The actual number of units granted will be equal to $3,375,000 divided by the final closing stock price of Company common stock on your date of hire rounded up to the nearest whole number. One-third of the units will vest on the first anniversary of the grant date, one-third will vest on the second anniversary of the grant date, and one-third will vest on the third anniversary of the grant date.

This award is subject to all terms and conditions of the form of Restricted Stock Unit Award Agreement attached hereto as Exhibit A and the Omnibus Plan.

VIII.	Benefits & Perquisites
You will be eligible to participate in Polaris’ benefit programs generally offered to all employees. A copy of the 2018 benefits summary guide is attached hereto as Exhibit B. You will also be eligible to participate and receive perquisites made available by Polaris to its executives as set forth in Exhibit C. The benefits and perquisites are subject to change by the Compensation Committee.

IX.	Relocation
You will be eligible for relocation under the Polaris Executive Relocation program. The handbook is attached as Exhibit D.

X.	Severance Agreement
When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you in the Form attached as Exhibit E.

Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

This offer is contingent on your execution and return of the enclosed Non-Competition and Non-Solicitation Agreement before your first day of employment.  On or around your first day of employment, you will also be required to execute Polaris’ Employee Proprietary Information and Conflict of Interest Agreement.

Your status as an officer is contingent on approval by the Polaris Board of Directors. Additionally, all components of this offer are contingent on approval of the Polaris Compensation Committee. For clarification and the protection of both you and the Company, this letter, including the exhibits (and any ancillary agreements based on such agreements), represents the sole agreement between the parties.

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Lucy, we are very excited to have you join the Polaris team. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday, December 29, 2017 please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,

/s/Scott Wine
Scott Wine
Chairman & CEO

Accepted and Confirmed:

Date: December 28, 2017

/s/Lucy Clark Dougherty
Lucy Clark Dougherty